                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated and effective as of February 6, 2006, is entered into by and among WHX CORPORATION ("WHX"), a corporation organized under the laws of the State of Delaware, HANDY & HARMAN ("H&H"), a corporation organized under the laws of the State of New York, each with principal offices located at 555
Theodore Fremd Avenue, Rye, New York 10580 (collectively, the "Companies"), and
ELLEN HARMON (the "Executive"), an individual with a residence at 16 Hillandale
Road, Rye Brook, New York 10573.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   EMPLOYMENT; TERM.

          (a) Executive's employment with each of the Companies shall begin as of the date of this Agreement (the "Effective Date") pursuant to the terms and conditions contained herein. The Executive shall hold the office of Vice
President, Secretary and General Counsel of each of the Companies. The Executive shall perform all the duties consistent with these positions as set forth in each of the Companies' By-Laws, as well as any other duties commensurate with the Executive's positions that are assigned to the Executive from time to time by the respective Board of Directors of each of the Companies (the "Boards").

     The Executive shall devote her full working time, attention and energies to the business of each of the Companies and shall not, during the term of this
Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage;
however, this shall not be construed as preventing the Executive from investing her personal assets in any business or venture which does not compete, directly or indirectly, with either of the Companies in any manner, in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the entities in which such investments are made and in which the Executive's participation is solely that of an investor, and the
Executive may purchase securities in any corporation for which securities are regularly traded, provided, that such purchase shall not result in the Executive beneficially owning at any one time one percent (1%) or more of the equity securities of any corporation engaged in a business directly competitive with either of the Companies.

          (b) The term of this Agreement shall commence on the date hereof and shall continue in full force and effect until the first anniversary of the
Effective Date, at which time, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall be extended for a one (1) year period until the next anniversary thereafter (such period, as it may be extended from time to time, the "Term"), unless one party hereto shall provide notice of termination to the other party hereto no less than thirty (30) days prior to such anniversary or on such earlier date as this Agreement is terminated in accordance with the provisions set forth below.

     2.   COMPENSATION. Subject to the terms and conditions of this Agreement, the Companies shall collectively pay to the Executive, as aggregate compensation for the duties to be performed by the Executive under this Agreement, the following:

          (a) A base salary of $260,000 per annum, to be paid in equal installments no less frequently than monthly.

          (b) The Executive shall also be entitled to such annual bonus, if any, as the Board or the Compensation Committee of WHX, in its sole and absolute discretion, shall determine, in accordance with the terms of any bonus plan of each of the Companies applicable to Executive.

          (c) WHX agrees to grant Executive 25,000 options (the "Options") to purchase WHX's common stock, pursuant to the draft 2006 WHX Corporation
Incentive Stock Plan (the "Plan"). Such Options shall be made available to
Executive as soon as practicable after March 31, 2006 (but in no event earlier than WHX's receipt of shareholder approval for the Plan and the filing of a
Registration Statement on Form S-8 registering the securities to be issued thereunder), and if such approval and registration is not obtained on or prior to September 30, 2006, then Executive shall be issued 25,000 "phantom" options in lieu of such Options, with such "phantom" options to have the same strike price and vesting provisions as the Options would have had on September 30, 2006 had the Plan been approved by WHX's shareholders as of that date.

     3.   VACATION. The Executive shall be entitled to vacation, with pay, of four (4) weeks in each calendar year. This vacation time shall be pro-rated for partial employment in the final calendar year of employment.

     4.   BENEFITS. The Executive shall receive the benefits made available to executives of each of the Companies, including without limitation the following:

          (a) Health insurance coverage, if and to the extent provided to all other employees of each of the Companies;

          (b) A car allowance of $600.00 per month; and

          (c) Life insurance, disability insurance and 401-K benefits, if and to the extent provided to executives of either of the Companies (excluding any benefits anyone else is entitled to under any supplemental executive retirement program).

     Executive acknowledges that to the extent that any of the compensation and benefits described herein constitute wages or other taxable income to the

Executive, such wages or other taxable income shall be subject to applicable income and employment tax withholding, as required.

     5.   TERMINATION OF AGREEMENT BY EACH OF THE COMPANIES. This Agreement may
be terminated by either of the Companies by providing notice to the Executive pursuant to Section 12 below upon the occurrence of any of the following:

          (a) For Cause (as defined below);

          (b) Death of the Executive;

          (c) Disability (as defined below) of the Executive; or

          (d) Without Cause.

     The term "Cause," as used herein, means: (i) the Executive's engaging in conduct which is materially injurious to either of the Companies or any of their respective customer or supplier relationships, monetarily or otherwise; (ii) the
Executive's engaging in any act of fraud, misappropriation or embezzlement or sexual or other harassment of any employee of either of the Companies; (iii) the
Executive's engagement in any act which would or does constitute a felony; (iv)
the willful or continued failure by the Executive to substantially perform her duties, including, but not limited to, willful misconduct, gross negligence or other acts of dishonesty; or (v) the Executive's material violation or breach of this Agreement.

     The term "Disability," as used herein, means the Executive's absence from the full-time performance of her duties hereunder for a period of at least ninety (90) days, whether or not consecutive, within any twelve (12) consecutive month period as a result of any incapacity due to physical or mental illness.

     If the Agreement is terminated pursuant to Sections 5 (a), (b), or (c), then Executive shall be entitled to receive from each of the Companies the aggregate of any due but unpaid compensation through the date of termination; if pursuant to Section 5(b), all life insurance proceeds to which her estate is entitled pursuant to any life insurance program maintained by either of the
Companies in which she is a participant; if pursuant to Section 5(c), any disability insurance payments to which she is entitled pursuant to any disability insurance program maintained by either of the Companies in which she is a participant; and any expenses incurred and submitted for reimbursement, in accordance with Section 8, but not paid prior to such termination. Executive shall receive no further benefits or compensation, except as required by law.

     6.   TERMINATION OF AGREEMENT BY THE EXECUTIVE.

          (a) This Agreement may be terminated by the Executive by providing written notice to either of the Companies within sixty (60) days following a
Material Diminution (as defined below) of the Executive's position, duties, responsibilities or base salary compensation with either of the Companies or the relocation of WHX's headquarters to a location more than 50 miles from Rye, New
York (a "Material Diminution or Relocation Termination Election"). In the case of a Material Diminution or Relocation Termination Election by the Executive,
such Company or Companies shall have ten (10) business days following their receipt of written notice of termination from the Executive to cure such
Material Diminution or Relocation. In the case of a Material Diminution or
Relocation Termination Election, if such Company or Companies do not cure such
Material Diminution or Relocation within the ten (10) business days following its receipt of such Material Diminution or Relocation Termination Election from the Executive, pursuant to this Section, termination of Executive's employment shall be effective at the end of such ten (10) business day period.

     "Material Diminution" shall only mean a situation in which the Executive is no longer employed as the Vice President, Secretary and General Counsel of both of the Companies, or employed or offered employment in substantially equivalent positions of substantially equivalent companies, regardless of what, if any, additional positions Executive may from time to time hold or not hold with each of the Companies or its subsidiaries or affiliates, or the material diminution of the duties or responsibilities commensurate with the positions of Vice
President, Secretary and General Counsel of each of the Companies, or a reduction of the Executive's base salary compensation below the amount set forth herein.

          (b) In all other instances, the Executive may voluntarily terminate her employment upon thirty (30) days prior written notice to each of the
Companies.

     7. SEVERANCE AND OTHER PAYMENTS.

          (a) In the event the Executive's employment is terminated by either of the Companies pursuant to Section 5(d) of this Agreement, which termination shall include the giving of notice not to extend the Term pursuant to Section
1(b), the Companies collectively agree to pay to the Executive as aggregate compensation: (i) a lump-sum cash payment equal to her then current annual base salary (the "Severance Payment"); (ii) monthly COBRA payments of any health-related benefits (medical, dental, and vision) as are then in effect for either a 12-month period following termination or until the Executive obtains or is eligible for coverage through a subsequent employer, whichever is earlier;
(iii) any bonus payment that Executive may be entitled to pursuant to any bonus plans as are then-in-effect; and (iv) a car allowance, as provided pursuant to
Section 4(b), for a one year period after termination. Prior to, and as a precondition to the payment of the Severance Payment, the Executive shall deliver to each of the Companies a general release of each of the Companies, their subsidiaries and affiliates, and each of their officers, directors, employees, agents, successors and assigns (but excluding a release of each of the Companies' continuing obligations under this Agreement and/or pursuant to its continuing indemnification obligations to Executive under their charters, bylaws, resolutions of each of the Board of Directors and under applicable insurance policies), in a form acceptable to each of the Companies and provide a
Director Resignation (as defined below), if applicable. The Severance Payment and bonus payment referred to in Section 7(a)(iii) shall be made no later than ten (10) business days following the delivery by the Executive of the release referred to above and the Director Resignation (if applicable), and if said release and the Director Resignation are not so delivered within sixty (60) days of the termination of the Executive's employment, then the Executive shall not be entitled to receive any Severance Payment or other benefits described herein.
In all other instances, including termination of the Executive's employment for
Cause, termination pursuant to Sections 5(b) or 5(c) above, or if the Executive voluntarily leaves the employment of each of the Companies (other than for a reason set forth in Section 6(a) above), the Executive shall not be eligible or entitled to, and neither of the Companies shall be obligated to make, any payment following the Executive's termination, including the Severance Payment, except as otherwise provided in Section 5 or Section 7(b), and each of the
Companies shall have no further obligations to the Executive including the obligation for a car allowance. Executive agrees that, upon the termination of her employment with each of the Companies, she shall immediately resign her positions, if any, as an officer and director of each of the Companies and each of its subsidiaries (the "Director Resignation").

          (b) In the event the Executive terminates her employment pursuant to
Section 6(a), and either of the Companies does not cure timely the situation as provided in Section 6(a) under which the Executive has elected to terminate her employment, then the Executive shall be entitled to receive from such Company or
Companies the same payments and benefits as provided for in the first sentence of Section 7(a) above, subject to the same terms and conditions set forth for the receipt of such payments and benefits as provided for in Section 7(a) above.

          (c) The Executive's entitlement to the Severance Payment and other payments listed in the first sentence of Section 7(a) (except for COBRA payments as provided therein), described in Sections 7(a) and 7(b) above, shall not be impacted or otherwise effected by other employment the Executive may obtain and the Executive shall be under no obligation to seek other employment in order to receive such Severance Payment and other payments listed in the first sentence of Section 7(a).

     8.   EXPENSES. Any ordinary and necessary expenses reasonably incurred by the Executive in connection with her employment by each of the Companies, and which are directly connected with or pertaining to the furtherance of the business of each of the Companies in accordance with each of the Companies'
Travel & Expense Policy, shall be reimbursed to the Executive by each of the
Companies, within thirty (30) days from the date of the receipt of an expense report, attaching receipts stating: (i) the amount of such expense; (ii) the time and place that the expense was incurred; (iii) the business purpose of the expense; and (iv) the business relationship to each of the Companies of persons entertained, if any.

     9.   DISCLOSURE OF INFORMATION.

          (a) The Executive will not at any time, whether during or after the termination of her employment, divulge, use, furnish, disclose or make available to any person or entity, any non-public information concerning each of the
Companies' business, including without limitation, its marketing plans and strategies, pricing policies, planned strategies related to sources of supply, methods of delivery, customer names, purchasing needs and/or priorities of customers, and the finances or financial information of each of the Companies, so far as such information has come to her knowledge as a result of or subsequent to her employment by each of the Companies, except to the extent that disclosure may be required by law or to the extent that such information is in the public domain through no fault of the Executive. The Executive acknowledges that such information, including without limitation, information regarding each of the Companies' customers, their purchasing needs and priorities, each of the
Companies' sources of supply, their business plans and financial condition, is non-public, proprietary, and confidential and that the disclosure of such information may cause each of the Companies substantial harm. Executive hereby agrees to keep confidential all matters of such nature entrusted to her and agrees not to use or attempt to use any such information in any manner that may harm or cause injury to each of the Companies. In addition, copies of all data files on Executive's own media must be deleted and a letter stating such must be sent to each of the Companies promptly following the termination of Executive's employment with each of the Companies, but no later than five business days after receiving notice from either of the Companies demanding such deletion.

          (b) Executive agrees that upon termination of her employment with each of the Companies she will immediately surrender and turn over to each of the
Companies all books, forms, records, reports, lists and all other papers and writings, including items storing computer memory (except computer hard drives from which items relating to each of the Companies and its business have been deleted), relating to each of the Companies and their business, and all other property belonging to each of the Companies, it being understood and agreed that the same are solely the property of each of the Companies.

          (c) The provisions of this Section shall survive the expiration and termination of this Agreement.

     10.  COVENANTS NOT TO COMPETE OR INTERFERE.

          (a) During her employment with each of the Companies, and for a one year period following the termination of Executive's employment, the Executive will not (i) directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity engaged in a business which sells, manufactures or produces the products sold, manufactured or produced by each of the Companies and/or any of their subsidiaries (the "Products") at the time of the termination of the Executive's employment under this Agreement or which otherwise competes, directly or indirectly, with each of the Companies or their subsidiaries (a "Competing
Business"), or (ii) knowingly solicit or accept business for a Competing
Business (x) from any customer of each of the Companies, or their subsidiaries,
(y) from any former customer of each of the Companies, or their subsidiaries, who purchased any Products during the twelve months preceding the termination of the Executive's employment under this Agreement, or (z) from any prospect of each of the Companies, or their subsidiaries, with whom the Executive met to solicit or with whom the Executive discussed the sale of any Products during the twelve months preceding the termination of the Executive's employment under this
Agreement. Executive acknowledges that each of the Companies' sales of the
Products is national in scope. Notwithstanding the foregoing, the Executive may own up to 1% of the outstanding common stock of any class of common equity of a publicly traded entity provided the Executive's role with the entity is passive in nature.

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          (b) During her employment with the Company, and for a two year period following the termination of Executive's employment, the Executive will not directly or indirectly, as a sole proprietor, member of a partnership or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, induce or solicit, or attempt to induce or solicit, any employee of either of the
Companies or its subsidiaries or affiliates to terminate his or her employment with either of the Companies or in any way interfere with the relationship between either of the Companies, or their subsidiaries or affiliates, and the employee, and will not solicit, hire, retain or enter into any business arrangements, with or enter into any discussion to do the same, with any person working for, or independent contractor of, either of the Companies, or their subsidiaries or affiliates.

          (c) During her employment with each of the Companies, and for a one year period following the termination of Executive's employment, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of each of the Companies, or their subsidiaries or affiliates, if such action would have a reasonably foreseeable adverse effect on the business, assets or financial condition of either of the
Companies or their subsidiaries or affiliates or materially interfere with the relationship between any such person or entity and either of the Companies or their subsidiaries or affiliates.

          (d) It is the desire and intent of the parties that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 10 shall be adjudicated to be invalid or unenforceable, then this Section 10 shall be deemed

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amended to delete therefrom the portion that is adjudicated to be invalid or unenforceable. The provisions of this Section 10 are intended to and shall survive the termination or expiration of this Agreement.

     11.  INJUNCTIVE RELIEF. In addition to the remedies available to each of the Companies, the Executive acknowledges that any breach by the Executive of the provisions of Sections 9 or 10 of this Agreement, would cause irreparable injury to each of the Companies for which there may be no adequate remedy at law. In addition to all of the rights and remedies to which each of the
Companies may be entitled, each of the Companies shall also be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent the Executive from violating or attempting to violate any such provisions. In seeking such an order, any requirement to post a bond or other undertaking shall be waived. In any action brought to enforce these restrictive covenants, each of the Companies shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney's fees. Nothing herein shall be construed as prohibiting each of the Companies from pursuing any other remedies for such breach or threatened breach.

     12.  NOTICES. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given upon delivery if delivered by hand, sent by telecopier, facsimile or overnight courier, and three (3) days after such communication is mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, in each case addressed as provided in the introduction to this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

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     13.  INSURANCE. Each of the Companies may, at its election and for its benefit, insure the Executive against accidental loss or death, and the
Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection therewith.

     14.  AUTHORITY. The Executive represents and warrants that she is not subject to any agreement, understanding, arrangement, order, judgment or decree of any kind, or any other restrictive agreement or arrangement, which would prevent her from entering into this Agreement, or from providing the services she is expected to provide as an employee of each of the Companies pursuant to this Agreement, or which would be breached by the Executive executing this
Agreement. The Executive agrees to indemnify and hold each of the Companies harmless from and for any liability to each of the Companies arising from a breach of this representation and warranty.

     15.  ASSIGNMENT. The services to be rendered and the obligations to be performed by the Executive under this Agreement are special and unique, and all such services and obligations and all of the Executive's rights under this
Agreement are personal to the Executive and shall not be assignable or transferable and any purported assignment or transfer thereof shall not be valid or binding upon each of the Companies. However, in the event of the Executive's death during the term of this Agreement, the Executive's estate shall be entitled to receive salary and any other payment due and accrued through the date of the Executive's death and all payments due to the Executive pursuant to the provisions of Sections 5 and 7. Each of the Companies may assign this
Agreement and any and all of its rights under this Agreement to any person, firm or corporation succeeding to the business of either of the Companies, provided

                                       13

that such successor entity shall assume (by contract or by operation of law)
that Company's obligations under this Agreement, at which point such Company shall be relieved of its obligations hereunder.

     16.  WAIVER OF BREACH. The waiver by either of the Companies or the
Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either of the Companies or the
Executive.

     17.  AMENDMENTS. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

     18.  COMPLETE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto relating to the matters contained herein, and supersedes any prior agreements, arrangements or understandings, whether oral or written, relating to the employment of the Executive by each of the Companies.

     19.  HEADINGS. The section headings contained herein are for convenience purposes only and shall not in any way affect the interpretations or enforceability of any provision of this Agreement.

     20.  SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

     21.  COUNSEL. It is acknowledged by the Executive that she has had the opportunity to be represented by counsel of her choosing in connection with the negotiation and execution of this Agreement.

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     22.  GOVERNING LAW. This Agreement and all matters concerning its interpretation, performance, or the enforcement hereof, shall be governed in accordance with the laws of the State of New York, without regard to conflict of law principles.

     23.  JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York, and each of the parties hereto hereby irrevocably and unconditionally agrees that any and all claims which arise out of or relate to this Agreement or to the Executive's employment with each of the Companies shall be heard and determined in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection that either of them may now or hereinafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement or to the Executive's employment with each of the Companies in any state or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto irrevocably waives the right to a trial by jury and each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.

     24.  EXPENSES. In the event that either of the Companies or the Executive incurs expenses in connection with the enforcement of this Agreement, the prevailing party shall be entitled to recover all expenses incurred in connection with such enforcement of this Agreement from the non-prevailing party including, without limitation, reasonable attorneys' fees.

     25.  COUNTERPARTS. This Agreement may be executed in one or more counterparts with each counterpart considered as an original.

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     26.  DUPLICATIVE PAYMENTS AND BENEFITS NOT INTENDED. For the avoidance of doubt, all payments due and benefits recited hereunder are the joint and several obligation of each of the Companies, and under no circumstance shall any payment or benefit be provided to Executive by either Company as a duplicative payment or benefit.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

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                 [SIGNATURE PAGE TO HARMON EMPLOYMENT AGREEMENT]

                                            EXECUTIVE

                                            Ellen Harmon

                                            WHX CORPORATION

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            HANDY & HARMAN

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

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